                                                  Exhibit 10.3

                        POMEROY COMPUTER RESOURCES, INC.
                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT made as of this 13th day of November, 1996, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation ("Company"), and STEPHEN POMEROY ("Employee").

                              W I T N E S S E T H:

     WHEREAS, the parties desire to provide for Employee's employment by the Company and to provide him compensation incident thereto;

     NOW, THEREFORE, in consideration of the foregoing premise and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

     1.   EMPLOYMENT.    The Company agrees to employ the Employee, and the
Employee agrees to be employed by the Company, upon the following terms and conditions.

     2.   TERM.     Subject to the provisions for termination as hereinafter
provided, the term of this Employment Agreement shall begin on the 13th day of November, 1996 and shall continue for three (3) years, one (1) month and twenty-three (23) days thereafter. Commencing January 6, 1997, on each day during the term of this Agreement, such term automatically shall be extended on a daily basis such that the term of this Agreement shall continue to be three (3) years unless this Agreement is terminated as provided in Section 10, provided that Sections 8, 9, 10(b), 10(c), if applicable, and 11, if applicable, shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

     3. PLACE OF EMPLOYMENT. In connection with Employee's employment by Company, Employee shall be based at the principal executive offices of the Company located in Hebron, Kentucky.

     4.   DUTIES.   Employee shall serve as Vice President of Marketing and
Corporate Development of the Company upon execution hereof and appropriate action by the Board of Directors. Employee shall be responsible to and report directly to the President of the Company. Employee shall devote his best efforts and substantially all his time during normal business hours to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the Company's affairs. Employee further agrees to refrain during the term of this Agreement from making any sales of competing services or products or from profiting from any transaction involving computer services or products for his account without the express written consent of Company.

     5. COMPENSATION AND RELATED MATTERS. As compensation and consideration for the performance by Employee of Employee's duties, responsibilities and covenants pursuant to this Employment Agreement, the Company will pay the Employee and the Employee agrees to accept in full payment for such performance, the amounts and benefits set forth below:

          (a) BASE SALARY: During the period of Employee's employment hereunder, the Company shall pay to Employee an annual base salary commencing on the effective date as follows:

                (i) During the period from and after the effective date of this Agreement to the last day of the Company's 1996 fiscal year, Employee shall be paid at the annual rate of One Hundred Thousand ($100,000.00) Dollars;

               (ii) During the Company's 1997 fiscal year, Employee shall be paid at the annual rate of One Hundred Fifteen Thousand ($115,000.00) Dollars; and
              (iii) During each year thereafter during the term of this Agreement, the rate at which Employee shall be paid may be increased (but not decreased) at the sole discretion of the Board of Directors or of the Compensation Committee of the Board, if any.

          Said annual base salary shall be payable in accordance with the usual and customary payroll practices of the Company.

          (b) BONUS AND INCENTIVE DEFERRED COMPENSATION: The parties agree that in January of 1997, 1998 and 1999, they will negotiate in good faith the implementation of a bonus and incentive deferred compensation plan for Employee for each calendar year of this Agreement, which will be predicated upon the attainment of Company's goals, projections and budgets established at the outset of such calendar year.

                (i) Fifty (50%) of the amount that may be payable as a bonus hereunder will be payable to Employee annually during the term of this Agreement and the remaining Fifty (50%) will constitute incentive deferred compensation which shall be payable to Employee according to the terms of an Incentive Deferred Compensation Agreement, which is attached hereto and incorporated herein as Exhibit A.

               (ii) Compensation of Employee by salary payments and bonus shall not be deemed exclusive and shall not prevent Employee from participating in any other compensation or benefit plan of the Company. Salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder or under any other compensation or benefit plan or agreement under which the Employee is entitled to receive payments or other benefits from the Company, and no other compensation, benefit or payment hereunder or under any other compensation or benefit plan or agreement under which the Employee is entitled to receive payments or other benefits from the Company shall in any way limit or reduce the obligation of the Company to pay the Employee's salary hereunder.

     6. FRINGE BENEFITS. During the term of this Agreement, Employee shall be entitled to the following benefits:

          (a) Health Insurance - During the term of this Agreement, Employee shall be provided with the standard medical health and insurance coverage maintained by Company on its employees. Company and Employee shall each pay fifty percent (50%) of the cost of such coverage.

          (b) Vacation - Employee shall be entitled each year to a vacation of two (2) weeks during which time his compensation will be paid in full.
Provided, however, such weeks may not be taken consecutively without the written consent of Company.

          (c) Insurance - During the term of this Agreement, Company shall maintain on the life of Employee, provided he is insurable at standard rates, a term life insurance policy in the amount of $300,000.00. Employee shall have the right to designate the beneficiary of such policy. Employee agrees to take any and all physicals that are necessary incident to the issuance and/or renewal of said policy. In addition, Employee agrees to take any and all physicals that are necessary incident to the procurement of key person insurance upon his life by Company. In the event that Employee is not insurable at standard rates during the term of this Agreement, but Employee is able to procure rated coverage, Employee shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of $300,000.00 of coverage. In the event Employee is not insurable, then Company shall pay Employee an amount equal to the projected cost of the contemplated term insurance of $300,000.00 at standard rates.

          (d) Automobile Use - Company shall provide Employee with an automobile allowance of $625.00 per month during the term of this Agreement. Company shall also reimburse Employee for all standard car insurance premiums during said term. Employee shall be responsible for all maintenance and repair to such vehicle and for any deductible under such insurance coverage.

          (e) Expenses - Company shall reimburse Employee for all reasonable gas expenses incurred by him incident to the business use and operation of his automobile. Employee shall provide Company, upon request, with any documentation substantiating such expenditures hereunder.

          (f) Retirement Plan - Employee shall participate, after meeting eligibility requirements, in any qualified retirement plans and/or welfare plans maintained by the Company during the term of this Agreement.

          Employee shall be responsible for any and all taxes, owed, if any, on the fringe benefits provided to him pursuant to this Section 6.

     7. EXPENSES. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all other reasonable and customary expenses incurred by Employee in fulfilling Employee's duties and responsibilities hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Company.

     8. NON-COMPETITION. In connection with the diligent, faithful and loyal discharge of the duties of Employee's employment under this Agreement, Employee agrees that so long as he is employed by the Company (whether or not pursuant to the provisions of this Agreement) he will not, directly or indirectly, be employed by, or otherwise give assistance to or be affiliated with (as an employee, consultant, independent contractor of any type, director or otherwise) any person, firm, corporation or entity which is directly or indirectly engaged in a competitive business with that carried on by the Company or any of its subsidiaries. Employee agrees that so long as he is employed by the Company, he will not own, engage in, conduct, manage, operate, participate in, be employed by or be connected in any manner whatsoever with any competitive business with that carried on by Company or any of its subsidiaries or become associated with, in any capacity, or solicit or sell to, customers of the Company or any its subsidiaries or employ or attempt to employ any current or future employee of the Company or any of its subsidiaries or induce any employee of the Company or of any of its subsidiaries to leave its employ.

          In addition, as an inducement for and as additional consideration for the Company entering into this Agreement (and by virtue of Employee's unique and sensitive position and special background, and in recognition that the employment of the Employee by a competitor of the Company represents a serious competitive danger to the Company, and the use of Employee's talent and knowledge and information about the Company's business, strategies and plans can and would constitute a valuable competitive advantage over the Company), Employee agrees that for a period of one (1) year commencing on the termination of employment, he will not with any other person, corporation or entity, directly or indirectly, by stock or other ownership, investment, employment, or otherwise, or in any relation whatsoever:

          (1) solicit, divert or take away or attempt to solicit, divert or take away any of the business, customers or patronage of the Company or of any of its subsidiaries;

          (2) attempt to seek or cause any customers of the Company or any of its subsidiaries thereof, to refrain from continuing their patronage;

          (3) engage in any competitive business with that carried on by the Company or any of its subsidiaries on the date of Employee's termination in any state in which Company or its subsidiaries do business;

          (4) knowingly employ or attempt to employ in any capacity any employee or agent of Company, or any of its subsidiaries.

     For purposes of this Section 8, a competitive business shall mean any person, corporation, partnership or other legal entity engaged, directly or indirectly, through subsidiaries or affiliates, in any of the following business activities:

           (i) distributing of computer hardware, software, peripheral devices, and related products and services;

          (ii) sale or servicing, whether at the wholesale or retail level, or leasing or renting, of computer hardware, software, peripheral devices or related products;

         (iii) any other business activity which can reasonably be determined to be competitive with the principal business activity being engaged in by the Company or any of its subsidiaries; and

          (iv) any other business activity which Company or any of its subsidiaries subsequently become involved in after the date of this Agreement.

     This one-year non-competition provision commencing on the date of Employee's termination of employment shall not be applicable if the Employee is terminated by the Company without cause pursuant to Section 10(a)(v).

     Employee has carefully read and has given careful consideration to all the terms and conditions of this Agreement and agrees that they are necessary for the reasonable and proper protection of the Company's business. The Employee acknowledges that the Company has entered into this Agreement because of Employee's promise that he will abide by and be bound by each of the terms contained in Sections 8 and 9. The Employee agrees that Company shall be entitled to injunctive relief to enforce these terms in addition to all other legal remedies. Employee acknowledges that each and every one of the terms of this provision is reasonable in all respects including their subject matter, duration, scope and the geographical area embraced herein and waives any and all right to compensation and/or benefits herein mentioned or referred to if Employee violates the provisions of Sections 8 or 9.

     9. NON-DISCLOSURE AND ASSIGNMENT OF CONFIDENTIAL INFORMATION. The Employee acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

          (a)  unpublished information concerning the Company's:

                (i) research activities and plans,
               (ii) marketing or sales plans,
              (iii) pricing or pricing strategies,

               (iv) operational techniques,
                (v) customer and supplier lists, and
               (vi) strategic plans;

          (b) unpublished financial information, including unpublished information concerning revenues, profits and profit margins;

          (c)  internal confidential manuals; and

          (d) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique proprietary and trade secret information of the Company. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person's confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the Company and its subsidiaries or affiliates. The Employee's obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

     10.  TERMINATION.

     (a) The Employee's employment with the Company may be terminated at any time as follows:

                (i) By the Employee at his discretion, upon sixty (60) days written notice to Company;

               (ii) By Employee's death;

              (iii) If the Employee is "permanently disabled" (as defined below), the Company may terminate the Employee's employment hereunder. For purposes of this Agreement, the Employee's permanent disability shall be deemed to occur after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or after one hundred fifty (150) consecutive days, during which the Employee, by reason of his physical or mental illness, shall have been unable to discharge fully his duties under this Agreement. In the event the Employee, after receipt of a notice of termination from the Company, with respect to his permanent disability, shall dispute that his permanent disability shall have occurred, he shall promptly submit to a physical examination by the Chief of Medicine of any major accredited hospital in the metropolitan Cincinnati area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Employee is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without further dispute by the Employee. If at any time prior to the expiration of said above-described period of permanent disability, the Employee shall no longer be disabled so that he is, on a regular and continuous basis and for the foreseeable future, able to resume and carry on his duties under this Agreement, then he shall be reinstated under this Agreement for the then remainder of the term hereof at the salary level herein set forth.

               (iv) By the Company, for cause upon three (3) day's written notice to Employee. For purposes of this Agreement, the term "cause" shall mean termination upon: (i) the failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Company, which demand specifically identifies the manner in which the Company believes that he has not substantially performed his duties; (ii) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of his duties; (iii) the conviction of Employee of a felony or other crime involving theft or fraud, (iv) Employee's gross neglect or gross misconduct in carrying out his duties hereunder resulting, in either case, in material harm to the Company; or (v) any material breach by Employee of this Agreement. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution of the Board of Directors of the Company or any appropriately designated committee of the Board, finding that he has engaged in the conduct set forth above in this Section 10(a)(iv) and specifying the particulars thereof in detail, and Employee shall not have cured such conduct to the reasonable satisfaction of the Board within thirty (30) days of receipt of such resolution.

                (v) By the Company at its discretion, without cause, upon sixty
(60) days written notice to Employee; provided that Company complies with the provisions of Section 10 (c).

               (vi) By the Employee within ninety (90) days following a Change in Control as defined in Exhibit B attached hereto, unless Employee has accepted employment with the successor entity and such successor entity has assumed this Employment Agreement pursuant to the provisions of Section 17.(b).

          (b) Compensation upon Termination: In the event of termination of employment, the Employee or his estate, in the event of death, shall be entitled to his annual base salary and other benefits provided hereunder to the date of his termination. In addition, Employee shall be entitled to receive any bonuses accrued to the date of his termination of employment as provided in Section 5(b), any vested incentive compensation that may be due Employee pursuant to the provisions of Exhibit A, which shall be payable (if applicable) pursuant to the terms thereof and any other vested deferred compensation that Employee has earned prior to the date of this Agreement, which shall be payable pursuant to the terms thereof.

          (c) In the event that Company would terminate Employee's employment hereunder without cause pursuant to Section 10 (a)(v), Company shall be obligated to pay Employee, as severance pay, Employee's annual base salary in effect prior to such termination for the remaining term of the Agreement (as originally set forth in Section 2), as due.

          (d) In the event that a Change in Control as defined in Exhibit B has occurred and such successor entity has not assumed this Agreement pursuant to the provisions of Section 17(b), the Company shall pay Employee his full base salary at the rate then in effect for the remaining term of this Agreement, at the time such payments are due.

          (e) In addition, if Employee becomes entitled to any payment or benefit pursuant (d) above in this Section 10 (all such payments being called "Severance Payments") from the Company (or any persons whose actions result in a Change in Control, any person affiliated with Company or such person) in connection with any termination of the Employee's employment hereunder following a Change in Control, which severance payment is subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") (or any successor provision), Company shall pay Employee pursuant to the procedures set forth below an additional amount (the "Gross-up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Severance Payment and any federal and state and local income tax and Excise Tax upon such Gross-Up payment shall be equal to the Severance Payment.

     11. COMPENSATION UPON TERMINATION FOR DISABILITY. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Employee shall continue to receive his full base salary at the rate then in effect for such period (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the Company) and all other compensation and benefits to which he was then entitled hereunder until his employment is terminated pursuant to Section 10(a)(iii) hereof. Thereafter in the event of the termination of Employee's employment due to his permanent disability pursuant to Section 10(a)(iii) hereof, the Employee,

                (i) for the balance of the three (3) year, one (1) month, twenty-three (23) days term of this Agreement, shall be entitled to receive his full base salary at the rate then effect, at the time such payments are due; and

               (ii) for the balance of the period referred to in subparagraph
(i) above shall be entitled to participate in all medical, life and other employee "welfare" benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is barred, the Company shall arrange to provide Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

     12. SEVERABILITY. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

     13. GOVERNING LAW. This Agreement shall be governed and construed under the laws of the Commonwealth of Kentucky and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

     14. NOTICES. All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid:

          If to Company, to:  Pomeroy Computer Resources, Inc.
                              1020 Petersburg Road
                              Hebron, Kentucky  41048

          With a copy to:     James H. Smith III
                              Lindhorst & Dreidame Co., L.P.A.
                              312 Walnut Street, Suite 2300
                              Cincinnati, Ohio  45202

     If to Employee, to the Employee's residential address, as set forth in the Company's records.

     15. ENFORCEMENT OF RIGHTS. The parties expressly recognize that any breach of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this

Agreement. Should either party engage in any activities prohibited by this Agreement, such party agrees to pay over to the other party all compensation, remuneration, monies or property of any sort received in connection with such activities. Such payment shall not impair any rights or remedies of any non-breaching party or obligations or liabilities of any breaching party pursuant to this Agreement or any applicable law.

     16. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     17.  PARTIES IN INTEREST.

          (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that nothing in this Section 17 shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) executors, administrators, or legal representatives of Employee or his estate from assigning any rights hereunder to person or persons entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation of the Company.

          (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Employee are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     18. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants that he is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed effective as of the day and year first above written.

WITNESSES:                    POMEROY COMPUTER RESOURCES, INC.


\s\ Tammy Schlarman                          By: \s\ Edwin S. Weinstein
------------------------------------            ------------------------------


\s\ James H. Smith
------------------------------------


\s\ Tammy Schlarman                          \s\ Stephen Pomeroy
------------------------------------            ------------------------------
                                             STEPHEN POMEROY

\s\ James H. Smith
------------------------------------